Exhibit 99.3

FOR IMMEDIATE RELEASE

SCIENTIFIC GAMES CORPORATION ANNOUNCES PROPOSED PRIVATE
OFFERING OF $225 MILLION OF CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

New York, NY—November 30, 2004: Scientific Games Corporation (NASDAQ: SGMS) today announced that it intends, subject to market and other conditions, to offer $225.0 million aggregate original principal amount of convertible senior subordinated debentures in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. In addition, Scientific Games expects to grant the initial purchasers of the debentures an option to purchase, within 13 days from the date of issuance, up to an additional $25.0 million aggregate original principal amount of debentures.

It is expected that the debentures will pay cash interest through maturity of the debentures. The conversion rate and other terms of the debentures will be determined by negotiations between Scientific Games and the initial purchasers of the debentures.

Scientific Games intends to use the net proceeds from the offering to repay a portion of the term loan outstanding under its existing senior credit agreement. Subject to the receipt of certain consents and waivers, Scientific Games expects to enter into convertible bond hedge transactions with affiliates of the initial purchasers which if consummated are expected to reduce the potential dilution upon conversion of the debentures. The initial purchasers expect to hedge their exposure to the potential hedge transactions, which could have the effect of increasing (or preventing any potential decline in) the price of Scientific Games' common stock at the time of pricing of the debentures, and if the hedge transactions are not consummated, the initial purchasers expect to unwind their hedge positions, which could have the effect of decreasing the price of Scientific Games' common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the debentures and common stock issuable upon conversion of the debentures may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Scientific Games' Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.